EXHIBIT 10.1

Conformed Execution Copy

AMENDMENT AGREEMENT

among

ENDURANCE SPECIALTY HOLDINGS LTD.,

VARIOUS DESIGNATED SUBSIDIARY BORROWERS,

VARIOUS LENDING INSTITUTIONS,

and

JPMORGAN CHASE BANK, N.A.

as ADMINISTRATIVE AGENT

Dated as of April 18, 2005

$925,000,000

J.P. MORGAN SECURITIES INC.,

and

WACHOVIA CAPITAL MARKETS, LLC

as JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as SYNDICATION AGENT

and

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC,

HSBC BANK USA, N.A., and

THE BANK OF NEW YORK,

as DOCUMENTATION AGENTS

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (this “Amendment Agreement”) dated as of April 18, 2005 (amending and restating the Existing Credit Agreement referred to below), among ENDURANCE SPECIALTY HOLDINGS LTD., a company organized under the laws of Bermuda (the “Parent Borrower”), the Designated Subsidiary Borrowers (as defined in the Amended Credit Agreement (as defined below)) from time to time party hereto, the lending institutions listed in Schedule I hereto under the captions “Continuing Lenders” (the “Continuing Lenders”) and “Additional Lenders” (the “Additional Lenders”, and together with the Continuing Lenders, the “Lenders”), and JPMORGAN CHASE BANK, N.A., a national banking association (as successor to JPMorgan Chase Bank), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Parent Borrower, the Designated Subsidiary Borrowers, the Continuing Lenders, certain other lenders and the Administrative Agent are parties to a three-year credit agreement dated as of August 6, 2004 (the “Existing Credit Agreement”);

WHEREAS, the Existing Credit Agreement is to be amended as provided herein (the “Amended Credit Agreement”) in order to provide for, among other things, an increase in the principal amount of the Commitments, the issuance of Fronted Letters of Credit, Letters of Credit denominated in currencies other than Dollars, the extension of the Commitment Expiration Date and the refinancing of the Revolving Loans;

WHEREAS, each of the lenders to the Existing Credit Agreement that is not a Continuing Lender (collectively, the “Retiring Lenders”) will cease being a “Lender” under the Existing Credit Agreement, and each of the Additional Lenders will become a “Lender” under the Amended Credit Agreement, in each case as of the effectiveness of this Amendment Agreement; and

WHEREAS, the Continuing Lenders and the Additional Lenders are willing, subject to the terms and conditions of this Amendment Agreement, to amend the Existing Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Amendment Agreement and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendment. On the Effective Date (as defined in Section 7 herein), the Existing Credit Agreement is hereby amended (the “Amended Credit Agreement”) as expressly set forth below. From and after the effectiveness of such amendment and restatement, the terms “Agreement”, “herein”, “hereinafter”, “hereto”, “hereof” and words of similar import, as used in the Amended Credit Agreement, shall, unless the context other requires, refer to the Existing Credit Agreement as amended hereby in the form of the Amended

Credit Agreement, and the term “Credit Agreement”, as used in the other Credit Documents, shall mean the Amended Credit Agreement.

(a) All references to “August 6, 2004” in the Existing Credit Agreement shall be deemed to refer to April 18, 2005 in the Amended Credit Agreement.

(b) Section 1.01(d) of the Existing Credit Agreement is hereby deleted in its entirety.

(c) Section 1.14 (e) of the Existing Credit Agreement is hereby amended by deleting such Section and substituting the following therefor:

“(e) on or prior to the date of designation, the Administrative Agent shall have received an opinion, addressed to the Administrative Agent and each of the Lenders and dated the date of designation, from counsel to such Person, which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent; and”

(d) Sections 2A and 2B of the Existing Credit Agreement are hereby amended by substituting Annex A attached hereto therefor.

(e) Section 3.01(g) of the Existing Credit Agreement is hereby amended by adding the following at the end thereof:

“In addition, the Parent Borrower shall pay to the Issuing Lender for its own account a fronting fee at a rate agreed to by such Issuing Lender with the Parent Borrower (the “Tranche 1 Fronted Letter of Credit Fee”) on the undrawn and unexpired amount of each Tranche 1 Fronted Letter of Credit, payable quarterly in arrears on the last Business Day of each calendar quarter and upon the first day on or after the termination of the Total Tranche 1 Commitment upon which no Tranche 1 Letters of Credit remain outstanding.”

(f) Section 3.01(h) of the Existing Credit Agreement is hereby amended by adding the following at the end thereof:

“In addition, the Parent Borrower shall pay to the Issuing Lender for its own account a fronting fee at a rate agreed to by such Issuing Lender with the Parent Borrower (the “Tranche 2 Fronted Letter of Credit Fee”) on the undrawn and unexpired amount of each Tranche 2 Fronted Letter of Credit, payable quarterly in arrears on the last Business Day of each calendar quarter and upon the first day on or after the termination of the Total Tranche 2 Commitment upon which no Tranche 2 Letters of Credit remain outstanding.”

(g) Section 4.02(a) of the Existing Credit Agreement is hereby amended by deleting such Section and substituting the following therefor:

“(a) If on any date prior to the Commitment Expiration Date and for any reason (including any fluctuations in the U.S. Dollar Equivalent of any amount of any Optional Currency), the sum of the aggregate outstanding principal amount of

Tranche 1 Revolving Loans plus the Tranche 1 Letter of Credit Outstandings exceeds the Total Tranche 1 Commitment as then in effect, the Parent Borrower shall repay, or cause one or more of the Borrowers to whom Tranche 1 Revolving Loans were made and/or for whose account Tranche 1 Letters of Credit were issued to repay, on such day the outstanding Tranche 1 Revolving Loans in an aggregate principal amount equal to the amount by which the aggregate outstanding principal amount of Tranche 1 Revolving Loans plus the Tranche 1 Letter of Credit Outstandings exceeds the Total Tranche 1 Commitment as then in effect. If, after giving effect to the prepayment of all outstanding Tranche 1 Revolving Loans, as set forth above, the Tranche 1 Letter of Credit Outstandings (less the amount of any cash and/or Cash Equivalents previously paid to, and currently held by, the Administrative Agent as contemplated by this sentence or otherwise) exceeds the Total Tranche 1 Commitment, the Parent Borrower shall pay, or cause one or more Borrowers for whose account Tranche 1 Letters of Credit were issued to pay, to the Administrative Agent at the Payment Office on such date an amount of cash and/or Cash Equivalents equal to the amount of such excess, such cash and/or Cash Equivalents to be held as security for all obligations of the respective Borrower to the Tranche 1 Lenders hereunder in the Collateral Account applicable to such Borrower.”

(h) Section 4.02(b) of the Existing Credit Agreement is hereby amended by deleting such Section and substituting the following therefor:

“(b) If on any date prior to the Commitment Expiration Date and for any reason (including any fluctuations in the U.S. Dollar Equivalent of any amount of any Optional Currency), the sum of the aggregate outstanding principal amount of Tranche 2 Revolving Loans plus the Tranche 2 Letter of Credit Outstandings exceeds the Total Tranche 2 Commitment as then in effect, the Parent Borrower shall repay, or cause one or more Borrowers to whom Tranche 2 Revolving Loans were made and/or for whose account Tranche 2 Letters of Credit were issued to repay, on such day the outstanding Tranche 2 Revolving Loans in an aggregate principal amount equal to the amount by which the aggregate outstanding principal amount of Tranche 2 Revolving Loans plus the Tranche 2 Letter of Credit Outstandings exceeds the Total Tranche 2 Commitment as then in effect. If, after giving effect to the prepayment of all outstanding Tranche 2 Revolving Loans, as set forth above, the Tranche 2 Letter of Credit Outstandings (less the amount of any cash and/or Cash Equivalents previously paid to, and currently held by, the Administrative Agent as contemplated by this sentence) exceeds the Total Tranche 2 Commitment, the Parent Borrower shall pay, or cause one or more Borrowers for whose account Tranche 2 Letters of Credit were issued to pay, to the Administrative Agent at the Payment Office on such date an amount of cash and/or Cash Equivalents equal to the amount of such excess, such cash and/or Cash Equivalents to be held as security for all obligations of the respective Borrowers to the Tranche 2 Lenders hereunder in a cash collateral account to be established by the Administrative Agent on terms reasonably satisfactory to the Administrative Agent.”

(i) Section 5.01 (k) of the Existing Credit Agreement is hereby amended by deleting such Section and substituting the following therefor:

“(k) [Reserved.]”

(j) Section 6.03 of the Existing Credit Agreement is hereby amended by (1) inserting in clause (ii) of such Section the word “material” between the words (i) “any” and “Lien” and (ii) “any” and “indenture” and (2) deleting the period at the end of such Section and substituting a comma therefor and by adding the following at the end of such section:

“, except to the extent that, in the case of each of the immediately preceding clauses (i), (ii) and (iii), such contravention, conflict, inconsistency, breach, default, material Lien or violation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.”

(k) Section 6.04 of the Existing Credit Agreement is hereby amended by inserting the following at the beginning of such Section:

“To the best of the knowledge of the Parent Borrower or any Subsidiary of the Parent Borrower, as applicable,”

(l) Section 6.05(a) of the Existing Credit Agreement is hereby amended by adding the following at the end thereof, “(including such repurchases prior to the Amendment Agreement)”.

(m) Section 6.10(a) of the Existing Credit Agreement is amended by deleting such Section and substituting the following therefor:

“The consolidated balance sheet of the Parent Borrower for the fiscal year ended December 31, 2004, and the related consolidated statements of income, shareholders’ equity and cash flows, reported on by Ernst & Young LLP fairly present in all material respects, in each case, in conformity with GAAP or SAP, as applicable, consistently applied, the consolidated financial position and results of operations and cash flows of the Parent Borrower as of such dates and their consolidated results of operations and cash flows for such periods stated.”

(n) Section 6.10(b) of the Existing Credit Agreement is amended by (1) deleting “December 31, 2003” and substituting therefor the date “December 31, 2004” and (2) deleting “Material Adverse Effect” and substituting therefor “material adverse effect on the business, operations, property or financial condition of the Parent Borrower and its Subsidiaries, taken as a whole”.

(o) Section 6.11 of the Existing Credit Agreement is hereby amended by deleting clause (ii) of the first sentence of such Section and substituting the following therefor:

“(ii) have paid all material taxes payable by them which have become due and assessments which have become due, except for those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP.”

(p) Section 6.13 of the Existing Credit Agreement is hereby amended by deleting (1) clause (b) of such Section and (2) “(a)”.

(q) Section 6.14 of the Existing Credit Agreement is amended by deleting such Section and substituting the following therefor:

“As of the Effective Date, the authorized capital stock of the Parent Borrower consists of 120,000,000 shares, $1.00 par value per share, of which 60,585,208 ordinary shares are issued and outstanding. As of the Effective Date, all such outstanding shares of the Parent Borrower have been duly and validly issued and are fully paid and nonassessable. As of the Effective Date, neither the Parent Borrower nor any of its Subsidiaries has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock except for options, warrants, grants, restricted share units and unpaid premium on shares issued by EWHL and EWIL outstanding in the aggregate amounts set forth on Annex IV.”

(r) Section 6.16 of the Existing Credit Agreement is hereby amended by deleting the first sentence of such Section and substituting the following therefor:

“The Parent Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable environmental laws), except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.”

(s) Section 6.17 of the Existing Credit Agreement is hereby amended by inserting the following after “(ii)” and “(iii)”:

“to the best of the knowledge of the Parent Borrower or any Subsidiary of the Parent Borrower, as applicable,”

(t) Section 8.04(b) of the Existing Credit Agreement is amended by deleting the word “and” which appears before clause (iii) and substituting a comma therefor and by adding the following at the end of such definition:

“, and (iv) letters of credit (other than Letters of Credit issued pursuant to this Agreement) in an aggregate amount not to exceed $75,000,000”.

(u) The Existing Credit Agreement is hereby amended by adding the following Section after Section 8.12:

“8.13. Restrictions on Transfers. The Parent Borrower will not, and will not permit any of its Subsidiaries to, prohibit or otherwise restrict the transfer of cash or other assets or suffer to exist any agreement which prohibits or otherwise restricts the transfer of cash or other assets from any Subsidiary of the Parent Borrower to the Parent Borrower, except (i) prohibitions or restrictions existing under or by reason of this Agreement or the other Credit Documents, (ii) prohibitions or restrictions existing under or by reason of Legal Requirements, and (iii) other prohibitions or restrictions which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.”

(v) Section 10 of the Existing Credit Agreement is amended by:

(1) adding the following new or substitute definitions in proper alphabetical order:

“Aggregate Multicurrency Letter of Credit Limit” shall mean $100,000,000.

“Amendment Agreement” shall mean the Amendment Agreement dated as of April 18, 2005, among the Parent Borrower, the Designated Subsidiary Borrowers, the Lenders and the Administrative Agent.

“Applicable Margin” shall mean, for any day:

(a) with respect to interest on any Tranche 1 Revolving Loan, Tranche 1 Facility Fee, Tranche 1 Utilization Fee or Tranche 1 Letter of Credit Fee, for any Margin Adjustment Period, from and after any Start Date to and including the corresponding End Date, the respective percentage per annum set forth below opposite the respective Level (i.e., Level 1, Level 2 or Level 3, as the case may be) indicated to have been achieved on the applicable Test Date for such Start Date (as shown in the respective officer’s certificate delivered pursuant to Section 7.01(c)):

	Level 1:	Level 2:	Level 3:
Leverage Ratio	less than or equal to 0.20:1.00	greater than 0.20:1.00 and less than or equal to 0.25:1.00	greater than 0.25:1.00
Applicable Margin for Eurodollar Loans	0.185%	0.235%	0.285%
Applicable Margin for Base Rate Loans	0.00%	0.00%	0.00%
Applicable Margin for Facility Fee	0.09%	0.09%	0.09%
Applicable Margin for Utilization Fee	0.10%	0.10%	0.10%

(b) with respect to interest on any Tranche 2 Revolving Loan or Tranche 3 Revolving Loan, Tranche 2 Facility Fee or Tranche 3 Facility Fee, Tranche 2 Utilization Fee or Tranche 3 Utilization Fee or Tranche 2 Letter of Credit Fee, for any Margin

Adjustment Period, from and after any Start Date to and including the corresponding End Date, the respective percentage per annum set forth below opposite the respective Level (i.e., Level 1, Level 2 or Level 3, as the case may be) indicated to have been achieved on the applicable Test Date for such Start Date (as shown in the respective officer’s certificate delivered pursuant to Section 7.01(c)):

	Level 1:	Level 2:	Level 3:
Leverage Ratio	less than or equal to 0.20:1.00	greater than 0.20:1.00 and less than or equal to 0.25:1.00	greater than 0.25:1.00
Applicable Margin for Eurodollar Loans	0.31%	0.39%	0.475%
Applicable Margin for Base Rate Loans	0.00%	0.00%	0.00%
Applicable Margin for Facility Fee	0.09%	0.11%	0.15%
Applicable Margin for Utilization Fee	0.10%	0.10%	0.10%

Notwithstanding the foregoing, (i) if the Parent Borrower fails to deliver the financial statements required to be delivered pursuant to Section 7.01(a) or (b) (accompanied by the officer’s certificate required to be delivered pursuant to Section 7.01(c) showing the applicable Leverage Ratio on the relevant Test Date) on or prior to the respective date required by such Sections, then Level 3 pricing shall apply until such time, if any, as the financial statements required as set forth above and the accompanying officer’s certificate have been delivered showing the pricing for the respective Margin Adjustment Period is at a level below Level 3 (it being understood that, in the case of any late delivery of the financial statements and officer’s certificate as so required, any reduction in the Applicable Margin shall apply only from and after the date of the delivery of the complying financial statements and officer’s certificate); (ii) except when clause (iii) below is applicable Level 1 pricing shall apply for the period from the Effective Date to the date of the delivery of the Parent Borrower’s consolidated financial statements (and related officer’s certificate) in respect of its fiscal year ending June 30, 2004; and (iii) Level 3 pricing shall apply at all times when any Event of Default is in existence.

“Effective Date” shall have the meaning set forth in the Amendment Agreement.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of August 6, 2004, among the Parent Borrower, the subsidiary borrowers party thereto, the lenders thereto and the Administrative Agent.

“Expiration Date” shall mean May 17, 2005.

“Federal Reserve System” shall mean the Federal Reserve System of the United States of America.

“Fronted Letter of Credit Limit” shall mean $150,000,000.

“Issuing Lender” shall mean JPMorgan Chase Bank, N.A. or any other Lender that agrees to become an Issuing Lender under Sections 2A or 2B.

“Notice Office” shall mean, with respect to notices related to Revolving Loans, JPMorgan Chase Bank, N.A., 1111 Fannin Street, Houston, Texas 77002-6925, Attn: Andrew Perkins and, with respect to notices related to Letters of Credit, JPMorgan Chase Bank, N.A., 10420 Highland Manor Drive, 4th Floor, Tampa, Florida 33610-8128, Attn: Vera Kostic, or such other office as the Administrative Agent may designate to the Parent Borrower and the Lenders from time to time.

“Optional Currency” shall mean Canadian dollars, euros and British pounds sterling and to the extent generally available to all Lenders, Australian dollars and Japanese yen (or other currencies as are requested by a Borrower and reasonably acceptable to the applicable Lender).

“Original Lenders” shall mean each Person which was a “Tranche 1 Lender” or a “Tranche 2 Lender”, as the case may be, under, and as defined in, the Existing Credit Agreement.

“Overnight Eurodollar Rate” shall mean, with respect to any day in any period during which a reimbursement obligation in respect of any Letter of Credit denominated in an Optional Currency is outstanding, (i) the offered quotations by JPMorgan Chase Bank, N.A. to first-class banks in the New York interbank market (or such other market in which JPMorgan Chase Bank, N.A. customarily deals at such time) for deposits in such Optional Currency of amounts in same day funds approximately comparable to such reimbursement obligations with a maturity of the next Business Day determined as of 10:00 A.M. (New York time) (or, if later, the time on such day on which such reimbursement obligation arose) on such day (or if such day is not a Business Day, the next preceding Business Day) divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Tranche 1 Fees” shall mean the Tranche 1 Facility Fee, the Tranche 1 Utilization Fee, the Tranche 1 Letter of Credit Fee and the Tranche 1 Fronted Letter of Credit Fee.

“Tranche 1 Fronted Letter of Credit” shall mean any Tranche 1 Letter of Credit issued by an Issuing Lender in reliance on the agreements of the other Lenders set forth in Section 2A.09.

“Tranche 1 Fronted Letter of Credit Fee” shall have the meaning provided in Section 3.01(g).

“Tranche 1 Fronted Letter of Credit Participants” shall have the meaning provided in Section 2A.09.

“Tranche 1 Non-Fronted Letter of Credit” shall mean any Tranche 1 Letter of Credit other than a Tranche 1 Fronted Letter of Credit.

“Tranche 2 Fees” shall mean the Tranche 2 Facility Fee, the Tranche 2 Utilization Fee, the Tranche 2 Letter of Credit Fee and the Tranche 2 Fronted Letter of Credit Fee.

“Tranche 2 Fronted Letter of Credit” shall mean any Tranche 2 Letter of Credit issued by an Issuing Lender in reliance on the agreements of the other Lenders set forth in Section 2B.09.

“Tranche 2 Fronted Letter of Credit Fee” shall have the meaning provided in Section 3.01(h).

“Tranche 2 Fronted Letter of Credit Participants” shall have the meaning provided in Section 2B.09.

“Tranche 2 Non-Fronted Letter of Credit” shall mean any Tranche 2 Letter of Credit other than a Tranche 2 Fronted Letter of Credit.

“Tranche 3 Fees” shall mean the Tranche 3 Facility Fee and the Tranche 3 Utilization Fee.

“U.S. Dollar Equivalent” shall mean, on any Business Day with respect to any amount denominated in any currency other than Dollars, the amount of Dollars that would be required to purchase such amounts of such other currency, based upon the spot selling rate at which JPMorgan Chase Bank, N.A. offers to sell such other currency for Dollars in the New York foreign exchange market at approximately 10:00 a.m. New York time on such Business Day for delivery two Business Days later.

(2) deleting the date “August 6, 2007” in the definition of “Commitment Expiration Date” and substituting therefor the date “April 18, 2010”.

(3) deleting the date “June 30, 2004” in the definition of “Margin Adjustment Period” and substituting therefor the date “March 31, 2005”.

(4) deleting the name “JPMorgan Chase Bank” in the definition of “Issuing Agent” and substituting therefor the name “JPMorgan Chase Bank, N.A.”.

(5) deleting the definition of “Three-Year Term Loan Agreement”.

(w) Section 12.01 of the Existing Credit Agreement is amended by deleting “White & Case LLP” and substituting therefor the name “Simpson Thacher & Bartlett LLP”.

(x) Section 12.06(b) of the Existing Credit Agreement is hereby amended by deleting such Section and substituting the following therefor:

“(b) Each of the Tranche 1 Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Tranche 1 Revolving Loans, Tranche 1 Unpaid Drawings or Tranche 1 Fees, of a sum which with respect to the related sum or sums received by other Tranche 1 Lenders is in a greater proportion than the total of such Tranche 1 Obligation then owed and due to such Tranche 1 Lender bears to the total of such Tranche 1 Obligation then owed and due to all of the Tranche 1 Lenders immediately prior to such receipt, then such Tranche 1 Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Tranche 1 Lenders an interest in the Tranche 1 Obligations of the respective Tranche 1 Borrower to such Tranche 1 Lenders in such amount as shall result in a proportional participation by all of the Tranche 1 Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Tranche 1 Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Each of the Tranche 2 Lenders and Tranche 3 Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Tranche 2 Revolving Loans, Tranche 3 Revolving Loans, Tranche 2 Unpaid Drawings, Tranche 2 Fees or Tranche 3 Fees, of a sum which with respect to the related sum or sums received by other Tranche 2 Lenders and Tranche 3 Lenders is in a greater proportion than the total of such Tranche 2 Obligation or Tranche 3 Obligation then owed and due to such Tranche 2 Lender or Tranche 3 Lender bears to the total of such Tranche 2 Obligation and Tranche 3 Obligation then owed and due to all of the Tranche 2 Lenders and Tranche 3 Lenders immediately prior to such receipt, then such Tranche 2 Lender or Tranche 3 Lender, as the case may be, receiving such excess payment shall purchase for cash without recourse or warranty from the other Tranche 2 Lenders and Tranche 3 Lenders, as the case may be, an interest in the Tranche 2 Obligations and Tranche 3 Obligations of the respective Tranche 2 Borrower or Tranche 3 Borrower to such Tranche 2 Lenders and Tranche 3 Lenders, in such amount as shall result in a proportional participation by all of the Tranche 2 Lenders and Tranche 3 Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Tranche 2 Lender or Tranche 3 Lender, as the case may be, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.”

(y) Section 12.07 of the Existing Credit Agreement are hereby amended by adding the following at the end thereof:

(c) All references in this Agreement to amounts in Dollars shall include, unless the context otherwise requires, amounts in Optional Currencies using the then U.S. Dollar Equivalent thereof.

(z) The first two sentences of Section 12.08(a) of the Existing Credit Agreement are hereby amended by deleting the first two sentences thereof and substituting the following therefor:

“THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN LETTERS OF CREDIT ISSUED UNDER THE LAWS OF ENGLAND AND WALES AND THE LAWS OF OTHER JURISDICTIONS, AS AGREED TO BETWEEN THE APPLICABLE BORROWER AND THE ISSUING LENDER IN ACCORDANCE WITH SECTIONS 2A.01 AND 2B.01) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (OTHER THAN WITH RESPECT TO LETTERS OF CREDIT ISSUED UNDER THE LAWS OF THE UNITED KINGDOM IN ACCORDANCE WITH SECTIONS 2A.01 and 2B.01) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER AND EACH LENDER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.”

SECTION 2. Amendment to Annexes. Annexes I, II, IV and VIII to the Existing Credit Agreement are hereby amended to the extent necessary to reflect the information contained on Annexes B, C, D and E to this Amendment Agreement, respectively.

SECTION 3. Amendment to Exhibits. Exhibits A, C-1 and C-2 to the Existing Credit Agreement are hereby amended by substituting therefor Exhibits A, B and C to this Amendment Agreement, respectively. Exhibits I-1, I-2 and I-3 are hereby deleted in their entirety.

SECTION 4. Loans and Letters of Credit. The Letters of Credit outstanding under the Existing Credit Agreement on the Effective Date shall continue to be outstanding under the Amended Credit Agreement and the terms of the Amended Credit Agreement will govern the rights of the Borrowers, the Retiring Lenders, the Continuing Lenders and the Additional Lenders with respect thereto. It is expressly agreed that the Retiring Lenders are third party beneficiaries of the provisions of Sections 2A.08 and 2B.08 of the Amended Credit Agreement and the rights and remedies of the Retiring Lenders thereunder may not be amended, waived, supplemented or otherwise modifies without their prior written consent. The outstanding Revolving Loans on the Effective Date under the Existing Credit Agreement shall be repaid on the Effective Date in accordance with the terms of the Existing Credit Agreement.

SECTION 5. Endurance Reinsurance Corporation of America. It is understood by the parties hereto that the signature hereto of Endurance Reinsurance Corporation of America, a New York domiciled property and casualty insurance company (“ERCA”) will not be considered effective, and the Amended Credit Agreement will not become effective with respect to ERCA (and ERCA shall not have the right to request Letters of Credit to be issued or Revolving Loans to be made under the Existing Credit Agreement), until such time as ERCA receives the non-objection thereto of the State of New York Insurance Department (the “Department”) pursuant to ERCA’s application with the Department pursuant to Section 1505 of the New York Insurance Law, and evidence as to such non-objection has been furnished to the Administrative Agent. It is understood that as of the Effective Date no Letters of Credit or Revolving Loans will be outstanding under the Existing Credit Agreement for the account of ERCA.

SECTION 6. Representations and Warranties. Each Borrower represents and warrants to each of the Lenders that (a) those representations and warranties set forth in Section 6 of the Amended Credit Agreement which are stated therein to be made by it, after giving effect to this Amendment Agreement, are true and correct in all material respects on the date hereof with the same effect as if made on the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), and (b) the certificates of the Borrowers, dated the Effective Date (as defined in the Existing Credit Agreement), covering the matters contained in Exhibit F to the Existing Credit Agreement with appropriate insertions and deletions, together with (x) copies of their respective certificates of incorporation, by-laws or other organizational documents and (y) their respective resolutions relating to this Amendment Agreement are true and correct in all material respects on the date hereof with the same effect as if made on the date hereof. Each Borrower represents and warrants that, after giving effect to this Amendment Agreement, no Default or Event of Default has occurred and is continuing in relation to it.

SECTION 7. Conditions to Effectiveness. This Amendment Agreement shall become effective as of April 18, 2005 (the “Effective Date”) upon the occurrence of the following conditions precedent:

(a) Execution of Agreement. (i) The Administrative Agent shall have received this Amendment Agreement executed and delivered by a duly authorized officer of the Administrative Agent, each Borrower and each of the Lenders who shall constitute all of the Continuing Lenders and the Additional Lenders and the Required Lenders under the Existing Credit Agreement and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender that has requested the same, the appropriate Note or Notes, executed by each Borrower, in each case, in the amount, maturity and as otherwise provided herein.

(b) Corporate Proceedings. The Administrative Agent shall have received, from each Borrower, the resolutions relating to this Amendment Agreement which shall be satisfactory to the Administrative Agent.

(c) A.M. Best Rating. On the Effective Date, each Regulated Insurance Company shall have an A.M. Best financial strength rating of at least “B++”.

(d) Fees. On the Effective Date, the Borrowers shall have paid the Administrative Agent and the Lenders all fees, expenses (including, without limitation, legal fees and expenses) and other compensation required to be paid on or prior to the Effective Date.

(e) Leverage Ratio. On the Effective Date, the Administrative Agent shall have received a certificate, executed by the chief financial officer or other Authorized Officer of the Parent Borrower, setting forth the Leverage Ratio as of the Effective Date (after giving effect to the incurrence of Revolving Loans and issuance of Letters of Credit on such day), which certificate shall contain the calculations required to establish such Leverage Ratio and be in form and substance satisfactory to the Administrative Agent.

SECTION 8. Acknowledgement of Security Documents.

(a) Each of the parties hereto hereby agrees, with respect to each Security Document to which it is a party that all of its obligations, liabilities and indebtedness under such Security Document shall remain in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, after giving effect to this Amendment Agreement, including its guarantee of the obligations, liabilities and indebtedness of the Designated Subsidiary Borrowers under the Amended Credit Agreement.

(b) Each of the parties hereto hereby represents and warrants to the Administrative Agent and each Lender that all of the Liens and security interests created and arising under such Security Document remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, after giving effect to this Amendment Agreement, as collateral security for its obligations, liabilities and indebtedness under the Amended Credit Agreement and under its guarantees in the Security Documents.

(c) Each Borrower hereby agrees all of the obligations, liabilities and indebtedness of such Borrower under the Amended Credit Agreement are continued in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, after giving effect to this Amendment Agreement.

SECTION 9. GOVERNING LAW. THIS AMENDMENT AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 10. Effect on the Credit Documents.

(a) Until the occurrence of the Effective Date a s provided in Section 7 hereof, the Existing Credit Agreements shall continue in full force and effect in accordance with the provisions thereof and the rights and obligations of the parties thereto shall not be affected hereby, and all fees and interest accruing under the Existing Credit Agreement shall continue to accrue at the rates provided for therein.

(b) The Parent Borrower and the other parties hereto acknowledge and agree that this Agreement shall constitute a Credit Document.

SECTION 11. Counterparts. This Amendment Agreement may be executed by the parties hereto in any number of separate counterparts (including telecopied counterparts), each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

SECTION 12. Expenses. The Parent Borrower agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment Agreement including the reasonable fees, charges and disbursements of counsel to the Administrative Agent.

EXHIBIT 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

ENDURANCE SPECIALTY HOLDINGS LTD., as Parent Borrower
By:	/s/ Michael J. McGuire
Name: Michael J. McGuire
Title: Senior Vice President - Finance

ENDURANCE SPECIALTY INSURANCE LTD., as Designated Subsidiary Borrower
By:	/s/ Michael J. McGuire
Name: Michael J. McGuire
Title: Senior Vice President - Finance

ENDURANCE WORLDWIDE HOLDINGS LIMITED, as Designated Subsidiary Borrower
By:	/s/ Simon Minshall
Name: Simon Minshall
Title: Chief Financial Officer

ENDURANCE U.S. HOLDINGS CORP., as Designated Subsidiary Borrower
By:	/s/ William Babcock
Name: William Babcock
Title: Chief Financial Officer

ENDURANCE WORLDWIDE INSURANCE LIMITED, as Designated Subsidiary Borrower
By:	/s/ Simon Minshall
Name: Simon Minshall
Title: Chief Financial Officer

ENDURANCE REINSURANCE CORPORATION OF AMERICA, as Designated Subsidiary Borrower
By:	/s/ William M. Jewett
Name: William M. Jewett
Title: President

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By:	/s/ Helen L. Newcomb
Name: Helen L. Newcomb
Title: Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P.
By:	/s/ William W. Archer
Name: William W. Archer
Title: Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH
By:	/s/ Ruth Leung
Name: Ruth Leung
Title: Director

By:	/s/ Clinton Johnson
Name: Clinton Johnson
Title: Managing Director

CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH
By:	/s/ Karl M. Studer
Name: Karl M. Studer
Title: Director

By:	/s/ Karim Blasetti
Name: Karl M. Studer Title: Associate

COMERICA BANK
By:	/s/ Martin G. Ellis
Name: Martin G. Ellis Title: First Vice President

CALYON NEW YORK BRANCH
By:	/s/ Peter Rasmussen
Name: Peter Rasmussen Title: Managing Director

By:	/s/ G. Harth-Cryde
Name: G. Harth-Cryde Title: Managing Director

THE BANK OF NEW YORK
By:	/s/ Sreecaran Ganesan
Name: Sreecaran Ganesan Title: Vice President

BNP PARIBAS
By:	/s/ Joshua Landau
Name: Joshua Landau Title: Vice President

By:	/s/ Laurent Vanderzypre
Name: Karl M. Studer Title: Director

BANK OF AMERICA, N.A.
By:	/s/ Tim Cassidy
Name: Tim Cassidy Title: Vice President

HSBC BANK, USA
By:	/s/ Lawrence Karp
Name: Lawrence Karp Title: Senior Vice President

ING BANK N.V., LONDON BRANCH
By:	/s/ M. Sharman
Name: M. Sharman Title: Managing Director

By:	/s/ T. Bates
Name: T. Bates Title: Managing Director

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ William R. Goley
Name: William R. Goley Title: Director

LLOYDS TSB BANK PLC
By:	/s/ Deborah Carlson
Name: Deborah Carlson Title: Vice President

By:	/s/ Matthew Tuck
Name: Matthew Tuck Title: Vice President

MERRILL LYNCH BANK USA
By:	/s/ Louis Alder
Name: Louis Alder Title: Director

THE ROYAL BANK OF SCOTLAND PLC
By:	/s/ John Mallett
Name: John Mallett Title: Relationship Director

THE BANK OF NOVA SCOTIA
By:	/s/ Todd Meller
Name: Todd Meller Title: Managing Director

THE BANK OF N.T. BUTTERFIELD & SON LIMITED
By:	/s/ Alan Day
Name: Alan Day Title: Vice President

BARCLAYS BANK PLC
By:	/s/ Clinton Murr
Name: Clinton Murr Title: Manager

Exhibit A

[INTENTIONALLY OMITTED]

Exhibit B

[INTENTIONALLY OMITTED]

Exhibit C

[INTENTIONALLY OMITTED]

Annex A

SECTION 2A. Tranche 1 Letters of Credit.

2A.01 Tranche 1 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, each Designated Subsidiary Borrower may request the Issuing Agent, at any time and from time to time after the Effective Date and prior to the date which is 30 days prior to the Commitment Expiration Date, to issue on behalf of the Tranche 1 Lenders, for the account of such Designated Subsidiary Borrower and in support of, on a standby basis, Letter of Credit Supportable Obligations and, subject to and upon the terms and conditions set forth herein, the Issuing Agent agrees to issue on behalf of the Tranche 1 Lenders at any time and from time to time after the Effective Date and prior to the date which is 30 days prior to the Commitment Expiration Date, one or more irrevocable standby letters of credit in such form as may be approved by the Issuing Agent (each such letter of credit, a “Tranche 1 Letter of Credit” and, collectively, the “Tranche 1 Letters of Credit”). Such Tranche 1 Letters of Credit shall be denominated, at the relevant Designated Subsidiary Borrower’s request, in Dollars or any Optional Currency, provided that, after giving effect to the issuance of any such Tranche 1 Letter of Credit denominated in any Optional Currency, the aggregate Stated Amount of all Tranche 1 Letters of Credit denominated in Optional Currencies (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) at such time and the Tranche 2 Letters of Credit denominated in Optional Currencies (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) at such time will not exceed the Aggregate Multicurrency Letter of Credit Limit. At the relevant Designated Subsidiary Borrower’s request, and notwithstanding any provisions in the first sentence of this Section 2A.01(a) to the contrary, any Tranche 1 Letter of Credit required to be issued pursuant to this Section 2A.01(a) shall be issued by an Issuing Lender as a Tranche 1 Fronted Letter of Credit in accordance with Section 2A.01(d), provided that, after giving effect to the issuance of any such Tranche 1 Fronted Letter of Credit, the aggregate Stated Amount of Tranche 1 Fronted Letters of Credit (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) at such time and Tranche 2 Fronted Letters of Credit (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) at such time will not exceed the Fronted Letter of Credit Limit. At the Relevant Subsidiary Borrower’s request, Tranche 1 Fronted Letters of Credit issued pursuant to this Section 2A.01, including Tranche 1 Fronted Letters of Credit denominated in Optional Currencies, may be issued in the United Kingdom; such Tranche 1 Fronted Letters of Credit issued in the United Kingdom shall be governed by the laws of the England and Wales or, at the request of the applicable Designated Subsidiary Borrower, by the laws of other jurisdictions as agreed to between such Designated Subsidiary Borrower and the relevant Issuing Lender. Notwithstanding the foregoing, neither the Issuing Agent nor any Issuing Lender shall be under any obligation to issue any Tranche 1 Letter of Credit if at the time of such issuance:

(1) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the issuance of such Tranche 1

Letter of Credit or any requirement of law applicable to the Issuing Agent, such Issuing Lender or any Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the issuance of letters of credit generally or such Tranche 1 Letter of Credit in particular or shall impose upon it with respect to such Tranche 1 Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Agent or any Tranche 1 Lender is not otherwise compensated) not in effect on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to it as of the Effective Date;

(2) the conditions precedent set forth in Section 5.02 are not satisfied at that time; or

(3) the Issuing Agent shall have received notice from any Borrower or the Required Lenders prior to the issuance of such Tranche 1 Letter of Credit of the type described in clause (vi) of Section 2A.01(b).

(b) Notwithstanding anything to the contrary contained in this Section 2A.01 or elsewhere in this Agreement (i) no Tranche 1 Letter of Credit shall be issued the Stated Amount of which, when added to (x) the Tranche 1 Letter of Credit Outstandings (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Tranche 1 Letter of Credit) at such time and (y) the aggregate principal amount of all Tranche 1 Revolving Loans then outstanding, would exceed an amount equal to the Total Tranche 1 Commitment at such time; (ii) no Tranche 1 Letter of Credit shall be issued for the account of any Intermediate Holding Company the Stated Amount of which, when added to (x) the Tranche 1 Letter of Credit Outstandings in respect of outstanding Tranche 1 Letters of Credit issued for the account of all Intermediate Holding Companies (exclusive of Tranche 1 Unpaid Drawings in respect of Tranche 1 Letters of Credit issued for the account of Intermediate Holding Companies which are repaid on the date of, and prior to the issuance of, the respective Tranche 1 Letter of Credit) at such time and (y) the Tranche 2 Letter of Credit Outstandings (exclusive of Tranche 2 Unpaid Drawings in respect of Tranche 2 Letters of Credit issued for the account of Intermediate Holding Companies which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) in respect of outstanding Tranche 2 Letters of Credit issued for the account of all Intermediate Holding Companies, exceeds $50,000,000; (iii) no Tranche 1 Letter of Credit for the account of any Borrower shall be issued the Stated Amount of which, when added to (x) the Tranche 1 Letter of Credit Outstandings applicable to such Borrower (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Tranche 1 Letter of Credit) at such time and (y) the aggregate principal amount of all Tranche 1 Revolving Loans incurred by such Borrower and then outstanding, would exceed an amount equal to such Borrower’s Borrowing Base at such time; (iv) each Tranche 1 Letter of Credit shall have an expiry date occurring not later than one year after such Tranche 1 Letter of Credit’s date of issuance; provided that each such Tranche 1 Letter of Credit may by its terms automatically renew annually for one additional year unless the Issuing Agent or the relevant Issuing Lender, as the case may be, notifies the beneficiary thereof, in accordance with the terms of such Tranche 1 Letter of Credit, that such Tranche 1 Letter of Credit will not be renewed; (v) each Tranche 1 Letter of Credit shall be denominated in Dollars or in an Optional Currency, subject to the limitation in the proviso to the second sentence of Section 2A.01(a); and (vi) the Issuing Agent or the relevant Issuing Lender, as the case may be, will not issue any Tranche 1 Letter of Credit after the Issuing Agent has received written notice from any Borrower or the Required Lenders stating that a Default or an Event of Default exists until such time as the Issuing Agent shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Default or Event of Default by the Required Lenders (or, to the extent provided by Section 12.11, each of the Lenders).

(c) Each Tranche 1 Non-Fronted Letter of Credit will be issued by the Issuing Agent on behalf of the Tranche 1 Lenders and each Tranche 1 Lender will participate in each Tranche 1 Non-Fronted Letter of Credit pro rata in accordance with its Tranche 1 Percentage. The obligations of each Tranche 1 Lender under and in respect of each Tranche 1 Non-Fronted Letter of Credit are several, and the failure by any Tranche 1 Lender to perform its obligations hereunder or under any Tranche 1 Non-Fronted Letter of Credit shall not affect the obligations of the respective Designated Subsidiary Borrower toward any other party hereto nor shall any other such party be liable for the failure by such Tranche 1 Lender to perform its obligations hereunder or under any Tranche 1 Non-Fronted Letter of Credit.

(d) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 2A.09, agrees to issue a Tranche 1 Fronted Letter of Credit requested by a Designated Subsidiary Borrower to the extent contemplated by Section 2A.01(a).

(e) Subject to and on the terms and conditions set forth herein, the Issuing Agent or the relevant Issuing Lender, as the case may be, is hereby authorized by each Designated Subsidiary Borrower and the Tranche 1 Lenders to arrange for the issuance of any Tranche 1 Letter of Credit pursuant to Section 2A.01(a) and the amendment of any Letter of Credit pursuant to Section 1.13, Section 1.15, Section 2A.06 and/or Section 12.04(b) by:

(4) completing the commencement date and the expiry date of such Tranche 1 Letter of Credit;

(5) in the case of an amendment increasing or reducing the amount thereof, amending such Tranche 1 Letter of Credit in such manner as the Issuing Agent and the respective beneficiary may agree; and

(6) (A) in the case of a Tranche 1 Non-Fronted Letter of Credit, (1) completing such Tranche 1 Non-Fronted Letter of Credit with the participation of each Tranche 1 Lender as allocated pursuant to the terms hereof, and (2) executing such Tranche 1 Non-Fronted Letter of Credit on behalf of each Tranche 1 Lender and, following such execution, delivering such Tranche 1 Non-Fronted Letter of Credit to the beneficiary of such Tranche 1 Non-Fronted Letter of Credit; or (B) in the case of Tranche 1 Fronted Letters of Credit, (1) completing such Tranche 1

Fronted Letter of Credit pursuant to the terms hereof, (2) issuing and executing such Tranche 1 Fronted Letter of Credit and, following such execution, delivering such Tranche 1 Fronted Letter of Credit to the beneficiary of such Tranche 1 Fronted Letter of Credit and (3) promptly furnishing to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Tranche 1 Fronted Letter of Credit (including the amount and currency thereof).

(f) Each Tranche 1 Non-Fronted Letter of Credit shall be executed and delivered by the Issuing Agent in the name and on behalf of, and as attorney-in-fact for, each Tranche 1 Lender party to such Tranche 1 Non-Fronted Letter of Credit, and the Issuing Agent shall act under each Tranche 1 Non-Fronted Letter of Credit, and each Tranche 1 Non-Fronted Letter of Credit shall expressly provide that the Issuing Agent shall act, as the agent of each Tranche 1 Lender to (a) receive drafts, other demands for payment and other documents presented by the beneficiary under such Tranche 1 Non-Fronted Letter of Credit, (b) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Tranche 1 Non-Fronted Letter of Credit and (c) notify such Tranche 1 Lender and such Designated Subsidiary Borrower that a valid drawing has been made and the date that the related Tranche 1 Unpaid Drawing is to be made; provided that the Issuing Agent shall have no obligation or liability for any Tranche 1 Unpaid Drawing under such Tranche 1 Non-Fronted Letter of Credit, and each Tranche 1 Non-Fronted Letter of Credit shall expressly so provide. Each Tranche 1 Lender hereby irrevocably appoints and designates the Issuing Agent its attorney-in-fact, acting through any duly authorized officer of the Issuing Agent, to execute and deliver in the name and on behalf of such Tranche 1 Lender each Tranche 1 Non-Fronted Letter of Credit to be issued by such Tranche 1 Lender hereunder. Promptly upon the request of the Issuing Agent, each Tranche 1 Lender will furnish to the Issuing Agent such powers of attorney or other evidence as any beneficiary of any Tranche 1 Non-Fronted Letter of Credit may reasonably request in order to demonstrate that the Issuing Agent has the power to act as attorney-in-fact for such Tranche 1 Lender to execute and deliver such Tranche 1 Non-Fronted Letter of Credit.

2A.02 Tranche 1 Letter of Credit Requests. (a)  Whenever a Designated Subsidiary Borrower desires that a Tranche 1 Letter of Credit be issued, such Designated Subsidiary Borrower shall give the Administrative Agent and the Issuing Agent and, in the case of a Tranche 1 Fronted Letter of Credit, the relevant Issuing Lender, written notice (including by way of facsimile transmission, immediately confirmed in writing by submission of the original of such request by mail to the Issuing Agent or the relevant Issuing Lender, as the case may be) thereof prior to (i) in the case of Tranche 1 Letters of Credit not issued in the United Kingdom, 11:00 A.M. (New York time), and (ii) in the case of Tranche 1 Letters of Credit issued in the United Kingdom, 11:00 A.M. (London time), at least five Business Days (or such shorter period as may be acceptable to the Issuing Agent or the relevant Issuing Lender, as the case may be) prior to the proposed date of issuance (which shall be a Business Day), which written notice shall be in the form of Exhibit C-1 (each, a “Tranche 1 Letter of Credit Request”). Each Tranche 1 Letter of Credit Request shall include any other documents as the Issuing Agent or the relevant Issuing Lender, as the case may be, customarily requires in connection therewith.

(b) The making of each Tranche 1 Letter of Credit Request shall be deemed to be a representation and warranty by the applicable Designated Subsidiary Borrower that such Tranche 1 Letter of Credit may be issued in accordance with, and it will not violate the requirements of, Section 2A.01(a) or (b).

(c) Immediately prior to the issuance of any Tranche 1 Fronted Letter of Credit the relevant Issuing Lender shall notify the Administrative Agent and Issuing Agent thereof and shall obtain confirmation from the Issuing Agent that such Tranche 1 Fronted Letter of Credit may be issued. Upon its issuance of, or amendment to, any Tranche 1 Letter of Credit, the Issuing Agent shall promptly notify the respective Designated Subsidiary Borrower and the Tranche 1 Lenders of such issuance or amendment, which notice shall include a summary description of the Tranche 1 Letter of Credit actually issued and any amendments thereto. Each Issuing Lender shall also give prompt notice to the Issuing Agent of the termination or expiry of any Tranche 1 Fronted Letter of Credit issued by it.

2A.03 Agreement to Repay Tranche 1 Letter of Credit Drawings. (a)  Each Designated Subsidiary Borrower agrees to reimburse each Tranche 1 Lender or the relevant Issuing Lender, as the case may be, by making payment to the Administrative Agent in immediately available funds in the currency in which such Tranche 1 Letter of Credit was issued at the Payment Office, for any payment or disbursement made by it under any Tranche 1 Letter of Credit which has been issued for such Designated Subsidiary Borrower’s account (each such amount so paid or disbursed until reimbursed, a “Tranche 1 Unpaid Drawing”) no later than one Business Day (or, in the case of any Tranche 1 Letter of Credit denominated in a currency other than Dollars, three Business Days) following the date of such payment or disbursement, with interest on the amount so paid or disbursed, to the extent not reimbursed prior to (i) in the case of Tranche 1 Letters of Credit not issued in the United Kingdom, 1:00 P.M. (New York time) and (ii) in the case of Letters of Credit issued in the United Kingdom, 1:00 P.M. (London time), on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date of reimbursement therefor at a rate per annum which shall be (i) for the Tranche 1 Letters of Credit denominated in Dollars, the Base Rate plus the Applicable Margin for Tranche 1 Revolving Loans maintained as Base Rate Loans as in effect from time to time (or, if the Total Tranche 1 Commitment has been terminated and all Tranche 1 Revolving Loans have been repaid, the Applicable Margin that would have been in effect for Tranche 1 Revolving Loans maintained as Base Rate Loans) or (ii) for Tranche 1 Letters of Credit denominated in an Optional Currency, the Overnight Eurodollar Rate for such Optional Currency plus the Applicable Margin for Tranche 1 Revolving Loans maintained as Eurodollar Loans as in effect from time to time (or, if the Total Tranche 1 Commitment has been terminated and all Tranche 1 Revolving Loans have been repaid, the Applicable Margin that would have been in effect for Tranche 1 Revolving Loans maintained as Eurodollar Loans) (plus an additional 2% per annum, payable on demand, if not reimbursed by the third Business Day after the date such reimbursement is due).

(b) Each Designated Subsidiary Borrower’s obligation under this Section 2A.03 to reimburse each Tranche 1 Lender or the relevant Issuing Lender, as the case may be, with respect to Tranche 1 Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Designated Subsidiary Borrower may have or have had against such Tranche 1 Lender or such Issuing Lender, as the case may be, or the Issuing Agent, including, without limitation, any defense based upon the failure of any drawing under a Tranche 1 Letter of Credit to conform to the terms of the Tranche 1 Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no Designated Subsidiary Borrower shall be obligated to reimburse any Tranche 1 Lender or such Issuing Lender, as the case may be, for any wrongful payment made by it under a Tranche 1 Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable decision).

2A.04 Increased Costs. If after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation, order, guideline or request or any change therein after the Effective Date, or any change adopted or effective after the Effective Date in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Tranche 1 Lender or any Issuing Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by or participated in by such Tranche 1 Lender or such Issuing Lender, as the case may be, or (ii) impose on such Tranche 1 Lender or such Issuing Lender, as the case may be, any other conditions directly or indirectly affecting this Agreement or any Tranche 1 Letter of Credit; and the result of any of the foregoing is to increase the cost to such Tranche 1 Lender or such Issuing Lender, as the case may be, of issuing, maintaining or participating in any Tranche 1 Letter of Credit, or to reduce the amount of any sum received or receivable by it hereunder or reduce the rate of return on its capital with respect to Tranche 1 Letters of Credit, then, upon written demand to the respective Designated Subsidiary Borrower by such Tranche 1 Lender or such Issuing Lender, as the case may be (with a copy to the Administrative Agent), such Designated Subsidiary Borrower agrees to pay to such Tranche 1 Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate it for such increased cost or reduction. A certificate submitted to the respective Designated Subsidiary Borrower by such Tranche 1 Lender or such Issuing Lender, as the case may be (with a copy to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate such Tranche 1 Lender or such Issuing Lender, as the case may be, as aforesaid shall be final and conclusive and binding on such Designated Subsidiary Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any Designated Subsidiary Borrower’s obligations to pay additional amounts pursuant to this Section 2A.04 upon subsequent receipt of such certificate.

2A.05 Tranche 1 Letter of Credit Expiration Extensions. Each Tranche 1 Lender acknowledges that to the extent provided under the terms of any Tranche 1 Letter of Credit, the expiration date of such Tranche 1 Letter of Credit will be automatically extended for an additional year, without written amendment, unless at least 30 days prior to the expiration date of such Tranche 1 Letter of Credit, notice is given by the Issuing Agent or the relevant Issuing Lender, as the case may be, to the beneficiary of such Tranche 1 Letter of Credit in accordance with the terms of the respective Tranche 1 Letter of Credit (a “Notice of Non-Extension”) that the expiration date of such Tranche 1 Letter of Credit will not be extended beyond its current expiration date. The Issuing Agent or the relevant Issuing Lender, as the case may be, will give a Notice of Non-Extension as to any outstanding Tranche 1 Letter of Credit if requested to do so by the Required Lenders pursuant to Section 9. The Issuing Agent or the relevant Issuing Lender, as the case may be, will give a Notice of Non-Extension as to each outstanding Tranche 1 Letter of Credit if the Commitment Expiration Date has occurred. The Issuing Agent or the relevant Issuing Lender, as the case may be, will send a copy of each Notice of Non-Extension to the respective Designated Subsidiary Borrower concurrently with delivery thereof to the respective beneficiary, unless prohibited by law from doing so.

2A.06 Changes to Stated Amount. Subject to the terms and conditions hereof, at any time when any Tranche 1 Letter of Credit is outstanding, at the request of the respective Designated Subsidiary Borrower, the Issuing Agent or the relevant Issuing Lender, as the case may be, will enter into an amendment increasing or reducing the Stated Amount of such Tranche 1 Letter of Credit, provided that (i) in no event shall the Stated Amount of any Tranche 1 Letter of Credit be increased to an amount which, when added to (x) the Tranche 1 Letter of Credit Outstandings (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) at such time and (y) the aggregate principal amount of all Tranche 1 Revolving Loans then outstanding, would exceed an amount equal to the Total Tranche 1 Commitment at such time, (ii) in no event shall the Stated Amount of any Tranche 1 Letter of Credit issued for the account of any Designated Subsidiary Borrower be increased to an amount which, when added to (x) the Tranche 1 Letter of Credit Outstandings (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) applicable to such Borrower at such time and (y) the aggregate principal amount of all Tranche 1 Revolving Loans incurred by such Borrower and then outstanding, would exceed an amount equal to such Borrower’s Borrowing Base at such time, (iii) the Stated Amount of a Tranche 1 Letter of Credit may not be increased at any time if the conditions precedent set forth in Section 5.02 are not satisfied at such time, (iv) the Stated Amount of a Tranche 1 Letter of Credit may not be increased at any time after the date which is 30 days prior to the Commitment Expiration Date, (v) in no event shall the Stated Amount of any Tranche 1 Letter of Credit denominated in an Optional Currency issued for the account of any Designated Subsidiary Borrower be increased to an amount which, when added to (x) the aggregate Stated Amount of all Tranche 1 Letters of Credit denominated in Optional Currencies (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) at such time and (y) the Tranche 2 Letters of Credit denominated in Optional Currencies (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) at such time, would exceed the Aggregate Multicurrency Letter of Credit Limit; and (vi) in no event shall the Stated Amount of any Tranche 1 Fronted Letter of Credit issued for the account of any Designated Subsidiary Borrower be increased to an amount which, when added to (x) the aggregate Stated Amount of all Tranche 1 Fronted Letters of Credit (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective

Tranche 1 Letter of Credit) outstanding at such time and (y) Tranche 2 Fronted Letters of Credit (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 1 Letter of Credit) outstanding at such time, would exceed the Fronted Letter of Credit Limit.

2A.07 Representations and Warranties of Tranche 1 Lenders. Each Tranche 1 Lender represents and warrants that each Tranche 1 Non-Fronted Letter of Credit constitutes a legal, valid and binding obligation of such Tranche 1 Lender enforceable in accordance with its terms and each Issuing Lender represents and warrants that each Tranche 1 Fronted Letter of Credit constitutes a legal, valid and binding obligation of such Issuing Lender enforceable in accordance with its terms.

2A.08 Existing Tranche 1 Letters of Credit. (a) Each letter of credit issued under the Existing Credit Agreement and outstanding immediately prior to the Effective Date and which is intended to be a Tranche 1 Letter of Credit hereunder is listed in Part A of Annex VIII (each such letter of credit, an “Existing Tranche 1 Letter of Credit”). Each Existing Tranche 1 Letter of Credit shall be deemed to be a Tranche 1 Letter of Credit hereunder. As soon as possible following the Effective Date, each Existing Tranche 1 Letter of Credit shall be amended to replace each Original Lender on such Existing Tranche 1 Letter of Credit with each Tranche 1 Lender party to this Agreement on the Effective Date in accordance with each such Tranche 1 Lender’s Tranche 1 Percentage. Until an Existing Tranche 1 Letter of Credit has been amended in accordance with this Section 2A.08, each Original Lender shall be deemed to have sold and transferred to each Tranche 1 Lender and each such Tranche 1 Lender (each, a “Tranche 1 Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Original Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche 1 Participant’s Tranche 1 Percentage in such Existing Tranche 1 Letter of Credit, each substitute Existing Tranche 1 Letter of Credit, each drawing made thereunder, the obligations of any Borrower under this Agreement with respect thereto and any security therefore or guaranty pertaining thereto. Upon any change in the Tranche 1 Commitments of the Tranche 1 Lenders pursuant to Section 1.13 or 12.04(b), it is hereby agreed that, with respect to all outstanding Existing Tranche 1 Letters of Credit and Unpaid Drawings with respect thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2A.08 to reflect the new Tranche 1 Percentages of the assigning and assignee Tranche 1 Lender.

(b) In determining whether to pay under any Existing Tranche 1 Letter of Credit, no Original Lender shall have any obligation relative to the Tranche 1 Participants other than to determine that any documents required to be delivered under such Existing Tranche 1 Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Existing Tranche 1 Letter of Credit, which obligation, it is understood, is being performed by the Issuing Agent, and upon whom each Original Lender shall be entitled to rely. Any action taken or omitted to be taken by any Original Lender under or in connection with any Existing Tranche 1 Letter of Credit issued by it shall not create for such Original Lender any resulting liability to any Borrower, any Tranche 1 Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that any Original Lender makes any payment under any Existing Tranche 1 Letter of Credit issued by it and the respective Borrower shall not have reimbursed such amount in full to each Original Lender pursuant to Section 2A.03(a), such Original Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Tranche 1 Participant of such failure, and each such Tranche 1 Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Original Lender, the amount of such Tranche 1 Participant’s Tranche 1 Percentage of such payment in Dollars and in same day funds. If the Administrative Agent so notifies any Tranche 1 Participant required to fund a payment under an Existing Tranche 1 Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Tranche 1 Participant shall make available to the Administrative Agent at the Payment Office for the account of the respective Original Lender such Tranche 1 Participant’s Tranche 1 Percentage of the amount of such payment on such Business Day in same day funds (and, to the extent such notice is given after 11:00 A.M. (New York time) on any Business Day, such Tranche 1 Participant shall make such payment on the immediately following Business Day). If and to the extent such Tranche 1 Participant shall not make its Tranche 1 Percentage of the amount of such payment available to the Administrative Agent for the account of the respective Original Lender on the same Business Day, such Tranche 1 Participant agrees to pay to the Administrative Agent for the account of such Original Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Original Lender at the overnight Federal Funds Rate for the first three days from the date when due and at the interest rate applicable to Tranche 1 Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Tranche 1 Participant to make available to the Administrative Agent for the account of the respective Original Lender its Tranche 1 Percentage of any payment under any Existing Tranche 1 Letter of Credit issued by it shall not relieve any other Tranche 1 Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Original Lender its Tranche 1 Percentage of any payment under any such Tranche 1 Letter of Credit on the date required, as specified above, but no Tranche 1 Participant shall be responsible for the failure of any other Tranche 1 Participant to make available to the Administrative Agent for the account of such Original Lender such other Tranche 1 Participant’s Tranche 1 Percentage of any such payment.

(d) Whenever any Original Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Original Lender any payments from the Tranche 1 Participants pursuant to Section 2A.08(c), such Original Lender shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Tranche 1 Participant which has paid its Tranche 1 Percentage thereof, in Dollars and in same day funds, an amount equal to such Tranche 1 Participant’s Tranche 1 Percentage thereof.

(e) The obligations of the Tranche 1 Participants to make payments to the Administrative Agent for the account of the respective Original Lender with respect to Existing

Tranche 1 Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right which the Parent Borrower or any of its Subsidiaries may have at any time against a beneficiary named in an Existing Tranche 1 Letter of Credit, any transferee of any Existing Tranche 1 Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Original Lender, or other Person, whether in connection with this Agreement, any Existing Tranche 1 Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Parent Borrower or any of its Subsidiaries and the beneficiary named in any such Existing Tranche 1 Letter of Credit);

(iii) any draft, certificate or other document presented under the Existing Tranche 1 Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

2A.09 Tranche 1 Fronted Letter of Credit Participations. In the case of Tranche 1 Fronted Letters of Credit:

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each Lender participating in a Tranche 1 Fronted Letter of Credit (the “Tranche 1 Fronted Letter of Credit Participants”), and each such Tranche 1 Fronted Letter of Credit Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche 1 Fronted Letter of Credit Participant’s Tranche 1 Percentage in such Tranche 1 Fronted Letter of Credit, each drawing made thereunder, the obligations of any Borrower under this Agreement with respect thereto and any security therefore or guaranty pertaining thereto. Upon any change in the Tranche 1 Commitments of the Tranche 1 Lenders pursuant to Section 1.13 or 12.04(b), it is hereby agreed that, with respect to all outstanding Tranche 1 Fronted Letters of Credit and Unpaid Drawings with respect thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2A.09 to reflect the new Tranche 1 Percentages of the assigning and assignee Tranche 1 Lender.

(b) In determining whether to pay under any Tranche 1 Fronted Letter of Credit, no Issuing Lender shall have any obligation relative to the Tranche 1 Fronted Letter of

Credit Participants other than to determine that any documents required to be delivered under such Tranche 1 Fronted Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Tranche 1 Fronted Letter of Credit. Any action taken or omitted to be taken by any Issuing Lender under or in connection with any Tranche 1 Fronted Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to any Borrower, any Tranche 1 Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that any Issuing Lender makes any payment under any Tranche 1 Fronted Letter of Credit issued by it and the respective Borrower shall not have reimbursed such amount in full to such Issuing Lender as and when required pursuant to Section 2A.03(a), such Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Tranche 1 Fronted Letter of Credit Participant of such failure, and each such Tranche 1 Fronted Letter of Credit Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Lender, the amount of such Tranche 1 Fronted Letter of Credit Participant’s Tranche 1 Percentage of such payment in such currency denominated in such Tranche 1 Fronted Letter of Credit and in same day funds. If the Administrative Agent so notifies any Tranche 1 Fronted Letter of Credit Participant required to fund a payment under a Tranche 1 Fronted Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Tranche 1 Fronted Letter of Credit Participant shall make available to the Administrative Agent at the Payment Office for the account of the respective Issuing Lender such Tranche 1 Fronted Letter of Credit Participant’s Tranche 1 Percentage of the amount of such payment on such Business Day (or, in the case of an amount payable in an Optional Currency, the next Business Day or such later day as would be customary for interbank payments in such Optional Currency) in same day funds (and, to the extent such notice is given after 11:00 A.M. (New York time) on any Business Day, such Tranche 1 Fronted Letter of Credit Participant shall make such payment on the immediately following Business Day (or, in the case of an amount payable in an Optional Currency, the next Business Day or such later day as would be customary for interbank payments in such Optional Currency)). If and to the extent such Tranche 1 Fronted Letter of Credit Participant shall not make its Tranche 1 Percentage of the amount of such payment available to the Administrative Agent for the account of the respective Issuing Lender on the same Business Day, such Tranche 1 Fronted Letter of Credit Participant agrees to pay to the Administrative Agent for the account of such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Lender at the overnight Federal Funds Rate for the first three days from the date when due and at the interest rate applicable to Tranche 1 Revolving Loans that are maintained as Base Rate Loans for each day thereafter (or, in the case of an amount in a currency other than Dollars, the customary rate for the settlement of interbank obligations in such currency plus, after such three days, the Applicable Margin for Eurodollar Loans). The failure of any Tranche 1 Fronted Letter of Credit Participant to make available to the Administrative Agent for the account of the respective Issuing Lender its Tranche 1 Percentage of any payment under any Tranche 1 Fronted Letter of Credit issued by it shall not relieve any other Tranche 1 Fronted Letter of Credit Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its Tranche 1 Percentage of any payment under any such Tranche 1 Fronted Letter of Credit on the date required, as specified above, but no Tranche 1 Fronted Letter of Credit Participant shall be responsible for the failure of any other Tranche 1 Fronted Letter of Credit Participant to make available to the Administrative Agent for the account of such Issuing Lender such other Tranche 1 Fronted Letter of Credit Participant’s Tranche 1 Percentage of any such payment.

(d) Whenever any Issuing Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Issuing Lender any payments from the Tranche 1 Fronted Letter of Credit Participants pursuant to Section 2A.09(c), such Issuing Lender shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Tranche 1 Fronted Letter of Credit Participant which has paid its Tranche 1 Percentage thereof, in the same currency as such payment and in same day funds, an amount equal to such Tranche 1 Fronted Letter of Credit Participant’s Tranche 1 Percentage thereof.

(e) The obligations of the Tranche 1 Participants to make payments to the Administrative Agent for the account of the respective Issuing Lender with respect to Tranche 1 Fronted Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right which the Parent Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Tranche 1 Fronted Letter of Credit, any transferee of any Tranche 1 Fronted Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Lender, or other Person, whether in connection with this Agreement, any Tranche 1 Fronted Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Parent Borrower or any of its Subsidiaries and the beneficiary named in any such Tranche 1 Fronted Letter of Credit);

(iii) any draft, certificate or other document presented under the Tranche 1 Fronted Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

SECTION 2B. Tranche 2 Letters of Credit.

2B.01 Tranche 2 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, each Designated Subsidiary Borrower may request the Issuing Agent, at any time and from time to time after the Effective Date and prior to the date which is 30 days prior to the Commitment Expiration Date, to issue on behalf of the Tranche 2 Lenders, for the account of such Designated Subsidiary Borrower and in support of, on a standby basis, Letter of Credit Supportable Obligations and, subject to and upon the terms and conditions set forth herein, the Issuing Agent agrees to issue on behalf of the Tranche 2 Lenders at any time and from time to time after the Effective Date and prior to the date which is 30 days prior to the Commitment Expiration Date, one or more irrevocable standby letters of credit in such form as may be approved by the Issuing Agent (each such letter of credit, a “Tranche 2 Letter of Credit” and, collectively, the “Tranche 2 Letters of Credit”). Such Tranche 2 Letters of Credit shall be denominated, at the relevant Designated Subsidiary Borrower’s request, in Dollars or any Optional Currency, provided that, after giving effect to the issuance of any such Tranche 2 Letter of Credit denominated in any Optional Currency, the aggregate Stated Amount of all Tranche 2 Letters of Credit denominated in Optional Currencies (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) at such time and the Tranche 1 Letters of Credit denominated in Optional Currencies (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) at such time will not exceed the Aggregate Multicurrency Letter of Credit Limit. At the relevant Designated Subsidiary Borrower’s request, and notwithstanding any provisions in the first sentence of this Section 2B.01(a) to the contrary, any Tranche 2 Letter of Credit required to be issued pursuant to this Section 2B.01(a) shall be issued by an Issuing Lender as a Tranche 2 Fronted Letter of Credit in accordance with Section 2B.01(d), provided that, after giving effect to the issuance of any such Tranche 2 Fronted Letter of Credit, the aggregate Stated Amount of Tranche 2 Fronted Letters of Credit (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) at such time and Tranche 1 Fronted Letters of Credit (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) at such time will not exceed the Fronted Letter of Credit Limit. At the Relevant Subsidiary Borrower’s request, Tranche 2 Fronted Letters of Credit issued pursuant to this Section 2B.01, including Tranche 2 Fronted Letters of Credit denominated in Optional Currencies, may be issued in the United Kingdom; such Tranche 2 Fronted Letters of Credit issued in the United Kingdom shall be governed by the laws of the England and Wales or, at the request of the applicable Designated Subsidiary Borrower, by the laws of other jurisdictions as agreed to between such Designated Subsidiary Borrower and the Issuing Lender. Notwithstanding the foregoing, neither the Issuing Agent nor any Issuing Lender shall be under any obligation to issue any Tranche 2 Letter of Credit if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the issuance of such Tranche 2 Letter of Credit or any requirement of law applicable to the Issuing Agent, such Issuing Lender or any Lender or any request or directive (whether or not having the force of law) from any

Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the issuance of letters of credit generally or such Tranche 2 Letter of Credit in particular or shall impose upon it with respect to such Tranche 2 Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Agent or any Tranche 2 Lender is not otherwise compensated) not in effect on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to it as of the Effective Date;

(7) the conditions precedent set forth in Section 5.02 are not satisfied at that time; or

(8) the Issuing Agent shall have received notice from any Borrower or the Required Lenders prior to the issuance of such Tranche 2 Letter of Credit of the type described in clause (vi) of Section 2B.01(b).

(b) Notwithstanding anything to the contrary contained in this Section 2B.01 or elsewhere in this Agreement (i) no Tranche 2 Letter of Credit shall be issued the Stated Amount of which, when added to (x) the Tranche 2 Letter of Credit Outstandings (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Tranche 2 Letter of Credit) at such time and (y) the aggregate principal amount of all Tranche 2 Revolving Loans then outstanding, would exceed an amount equal to the Total Tranche 2 Commitment at such time; (ii) no Tranche 2 Letter of Credit shall be issued for the account of any Intermediate Holding Company the Stated Amount of which, when added to (x) the Tranche 2 Letter of Credit Outstandings in respect of outstanding Tranche 2 Letters of Credit issued for the account of all Intermediate Holding Companies (exclusive of Tranche 2 Unpaid Drawings in respect of Tranche 2 Letters of Credit issued for the account of Intermediate Holding Companies which are repaid on the date of, and prior to the issuance of, the respective Tranche 2 Letter of Credit) at such time and (y) the Tranche 1 Letter of Credit Outstandings (exclusive of Tranche 1 Unpaid Drawings in respect of Tranche 1 Letters of Credit issued for the account of Intermediate Holding Companies which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) in respect of outstanding Tranche 1 Letters of Credit issued for the account of all Intermediate Holding Companies, exceeds $50,000,000; (iii) no Tranche 2 Letter of Credit for the account of any Borrower shall be issued the Stated Amount of which, when added to (x) the Tranche 2 Letter of Credit Outstandings applicable to such Borrower (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Tranche 2 Letter of Credit) at such time and (y) the aggregate principal amount of all Tranche 2 Revolving Loans incurred by such Borrower and then outstanding, would exceed an amount equal to such Borrower’s Borrowing Base at such time; (iv) each Tranche 2 Letter of Credit shall have an expiry date occurring not later than one year after such Tranche 2 Letter of Credit’s date of issuance; provided that each such Tranche 2 Letter of Credit may by its terms automatically renew annually for one additional year unless the Issuing Agent or the relevant Issuing Lender, as the case may be, notifies the beneficiary thereof, in accordance with the terms of such Tranche 2 Letter of Credit, that such Tranche 2 Letter of Credit will not be renewed; (v) each Tranche 2 Letter of Credit shall be denominated in Dollars or in an Optional Currency, subject to the limitation in the proviso to the second sentence of Section 2B.01(a); and (vi) the

Issuing Agent or the relevant Issuing Lender, as the case may be, will not issue any Tranche 2 Letter of Credit after the Issuing Agent has received written notice from any Borrower or the Required Lenders stating that a Default or an Event of Default exists until such time as the Issuing Agent shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Default or Event of Default by the Required Lenders (or, to the extent provided by Section 12.11, each of the Lenders).

(c) Each Tranche 2 Non-Fronted Letter of Credit will be issued by the Issuing Agent on behalf of the Tranche 2 Lenders and each Tranche 2 Lender will participate in each Tranche 2 Non-Fronted Letter of Credit pro rata in accordance with its Tranche 2 Percentage. The obligations of each Tranche 2 Lender under and in respect of each Tranche 2 Non-Fronted Letter of Credit are several, and the failure by any Tranche 2 Lender to perform its obligations hereunder or under any Tranche 2 Non-Fronted Letter of Credit shall not affect the obligations of the respective Designated Subsidiary Borrower toward any other party hereto nor shall any other such party be liable for the failure by such Tranche 2 Lender to perform its obligations hereunder or under any Tranche 2 Non-Fronted Letter of Credit.

(d) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 2B.09, agrees to issue a Tranche 2 Fronted Letter of Credit requested by a Designated Subsidiary Borrower to the extent contemplated by Section 2B.01(a).

(e) Subject to and on the terms and conditions set forth herein, the Issuing Agent or the relevant Issuing Lender, as the case may be, is hereby authorized by each Designated Subsidiary Borrower and the Tranche 2 Lenders to arrange for the issuance of any Tranche 2 Letter of Credit pursuant to Section 2B.01(a) and the amendment of any Letter of Credit pursuant to Section 1.13, Section 1.15, Section 2B.06 and/or Section 12.04(b) by:

(9) completing the commencement date and the expiry date of such Tranche 2 Letter of Credit;

(10) in the case of an amendment increasing or reducing the amount thereof, amending such Tranche 2 Letter of Credit in such manner as the Issuing Agent and the respective beneficiary may agree; and

(11) (A) in the case of a Tranche 2 Non-Fronted Letter of Credit, (1) completing such Tranche 2 Non-Fronted Letter of Credit with the participation of each Tranche 2 Lender as allocated pursuant to the terms hereof, and (2) executing such Tranche 2 Non-Fronted Letter of Credit on behalf of each Tranche 2 Lender and, following such execution, delivering such Tranche 2 Non-Fronted Letter of Credit to the beneficiary of such Tranche 2 Non-Fronted Letter of Credit; or (B) in the case of Tranche 2 Fronted Letters of Credit, (1) completing such Tranche 2 Fronted Letter of Credit pursuant to the terms hereof, (2) issuing and executing such Tranche 2 Fronted Letter of Credit and, following such execution, delivering such Tranche 2 Fronted Letter of Credit to the beneficiary of such Tranche 2 Fronted Letter of Credit and (3) promptly furnishing to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Tranche 2 Fronted Letter of Credit (including the amount and currency thereof).

(f) Each Tranche 2 Non-Fronted Letter of Credit shall be executed and delivered by the Issuing Agent in the name and on behalf of, and as attorney-in-fact for, each Tranche 2 Lender party to such Tranche 2 Non-Fronted Letter of Credit, and the Issuing Agent shall act under each Tranche 2 Non-Fronted Letter of Credit, and each Tranche 2 Non-Fronted Letter of Credit shall expressly provide that the Issuing Agent shall act, as the agent of each Tranche 2 Lender to (a) receive drafts, other demands for payment and other documents presented by the beneficiary under such Tranche 2 Non-Fronted Letter of Credit, (b) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Tranche 2 Non-Fronted Letter of Credit and (c) notify such Tranche 2 Lender and such Designated Subsidiary Borrower that a valid drawing has been made and the date that the related Tranche 2 Unpaid Drawing is to be made; provided that the Issuing Agent shall have no obligation or liability for any Tranche 2 Unpaid Drawing under such Tranche 2 Non-Fronted Letter of Credit, and each Tranche 2 Non-Fronted Letter of Credit shall expressly so provide. Each Tranche 2 Lender hereby irrevocably appoints and designates the Issuing Agent its attorney-in-fact, acting through any duly authorized officer of the Issuing Agent, to execute and deliver in the name and on behalf of such Tranche 2 Lender each Tranche 2 Non-Fronted Letter of Credit to be issued by such Tranche 2 Lender hereunder. Promptly upon the request of the Issuing Agent, each Tranche 2 Lender will furnish to the Issuing Agent such powers of attorney or other evidence as any beneficiary of any Tranche 2 Non-Fronted Letter of Credit may reasonably request in order to demonstrate that the Issuing Agent has the power to act as attorney-in-fact for such Tranche 2 Lender to execute and deliver such Tranche 2 Non-Fronted Letter of Credit.

2B.02 Tranche 2 Letter of Credit Requests. (a)  Whenever a Designated Subsidiary Borrower desires that a Tranche 2 Letter of Credit be issued, such Designated Subsidiary Borrower shall give the Administrative Agent and the Issuing Agent and, in the case of a Tranche 2 Fronted Letter of Credit, the relevant Issuing Lender, written notice (including by way of facsimile transmission, immediately confirmed in writing by submission of the original of such request by mail to the Issuing Agent or the relevant Issuing Lender, as the case may be) thereof prior to (i) in the case of Tranche 2 Letters of Credit not issued in the United Kingdom, 11:00 A.M. (New York time), and (ii) in the case of Tranche 2 Letters of Credit issued in the United Kingdom, 11:00 A.M. (London time), at least five Business Days (or such shorter period as may be acceptable to the Issuing Agent or the relevant Issuing Lender, as the case may be) prior to the proposed date of issuance (which shall be a Business Day), which written notice shall be in the form of Exhibit C-2 (each, a “Tranche 2 Letter of Credit Request”). Each Tranche 2 Letter of Credit Request shall include any other documents as the Issuing Agent or the relevant Issuing Lender, as the case may be, customarily requires in connection therewith.

(b) The making of each Tranche 2 Letter of Credit Request shall be deemed to be a representation and warranty by the applicable Designated Subsidiary Borrower that such

Tranche 2 Letter of Credit may be issued in accordance with, and it will not violate the requirements of, Section 2B.01(a) or (b).

(c) Immediately prior to the issuance of any Tranche 2 Fronted Letter of Credit the relevant Issuing Lender shall notify the Administrative Agent and Issuing Agent thereof and shall obtain confirmation from the Issuing Agent that such Tranche 2 Fronted Letter of Credit may be issued. Upon its issuance of, or amendment to, any Tranche 2 Letter of Credit, the Issuing Agent shall promptly notify the respective Designated Subsidiary Borrower and the Tranche 2 Lenders of such issuance or amendment, which notice shall include a summary description of the Tranche 2 Letter of Credit actually issued and any amendments thereto. Each Issuing Lender shall also give prompt notice to the Issuing Agent of the termination or expiry of any Tranche 2 Fronted Letter of Credit issued by it.

2B.03 Agreement to Repay Tranche 2 Letter of Credit Drawings. (a)  Each Designated Subsidiary Borrower agrees to reimburse each Tranche 2 Lender or the relevant Issuing Lender, as the case may be, by making payment to the Administrative Agent in immediately available funds in the currency in which such Tranche 2 Letter of Credit was issued at the Payment Office, for any payment or disbursement made by it under any Tranche 2 Letter of Credit which has been issued for such Designated Subsidiary Borrower’s account (each such amount so paid or disbursed until reimbursed, a “Tranche 2 Unpaid Drawing”) no later than one Business Day (or, in the case of any Tranche 2 Letter of Credit denominated in a currency other than Dollars, three Business Days) following the date of such payment or disbursement, with interest on the amount so paid or disbursed, to the extent not reimbursed prior to (i) in the case of Tranche 2 Letters of Credit not issued in the United Kingdom, 1:00 P.M. (New York time) and (ii) in the case of Letters of Credit issued in the United Kingdom, 1:00 P.M. (London time), on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date of reimbursement therefor at a rate per annum which shall be (i) for the Tranche 2 Letters of Credit denominated in Dollars, the Base Rate plus the Applicable Margin for Tranche 2 Revolving Loans maintained as Base Rate Loans as in effect from time to time (or, if the Total Tranche 2 Commitment has been terminated and all Tranche 2 Revolving Loans have been repaid, the Applicable Margin that would have been in effect for Tranche 2 Revolving Loans maintained as Base Rate Loans) or (ii) for Tranche 2 Letters of Credit denominated in an Optional Currency, the Overnight Eurodollar Rate for such Optional Currency plus the Applicable Margin for Tranche 2 Revolving Loans maintained as Eurodollar Loans as in effect from time to time (or, if the Total Tranche 2 Commitment has been terminated and all Tranche 2 Revolving Loans have been repaid, the Applicable Margin that would have been in effect for Tranche 2 Revolving Loans maintained as Eurodollar Loans) (plus an additional 2% per annum, payable on demand, if not reimbursed by the third Business Day after the date such reimbursement is due).

(b) Each Designated Subsidiary Borrower’s obligation under this Section 2B.03 to reimburse each Tranche 2 Lender or the relevant Issuing Lender, as the case may be, with respect to Tranche 2 Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Designated Subsidiary Borrower may have or have had against such Tranche 2 Lender or such Issuing Lender, as the case may be, or the Issuing Agent, including, without limitation, any defense based upon the failure of any drawing under a Tranche 2 Letter of Credit to conform to the terms of the Tranche 2 Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no Designated Subsidiary Borrower shall be obligated to reimburse any Tranche 2 Lender or such Issuing Lender, as the case may be, for any wrongful payment made by it under a Tranche 2 Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable decision).

2B.04 Increased Costs. If after the Effective Date, the adoption or effectiveness of any applicable law, rule or regulation, order, guideline or request or any change therein after the Effective Date, or any change adopted or effective after the Effective Date in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Tranche 2 Lender or any Issuing Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by or participated in by such Tranche 2 Lender or such Issuing Lender, as the case may be, or (ii) impose on such Tranche 2 Lender or such Issuing Lender, as the case may be, any other conditions directly or indirectly affecting this Agreement or any Tranche 2 Letter of Credit; and the result of any of the foregoing is to increase the cost to such Tranche 2 Lender or such Issuing Lender, as the case may be, of issuing, maintaining or participating in any Tranche 2 Letter of Credit, or to reduce the amount of any sum received or receivable by it hereunder or reduce the rate of return on its capital with respect to Tranche 2 Letters of Credit, then, upon written demand to the respective Designated Subsidiary Borrower by such Tranche 2 Lender or such Issuing Lender, as the case may be (with a copy to the Administrative Agent), such Designated Subsidiary Borrower agrees to pay to such Tranche 2 Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate it for such increased cost or reduction. A certificate submitted to the respective Designated Subsidiary Borrower by such Tranche 2 Lender or such Issuing Lender, as the case may be (with a copy to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate such Tranche 2 Lender or such Issuing Lender, as the case may be, as aforesaid shall be final and conclusive and binding on such Designated Subsidiary Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any Designated Subsidiary Borrower’s obligations to pay additional amounts pursuant to this Section 2B.04 upon subsequent receipt of such certificate.

2B.05 Tranche 2 Letter of Credit Expiration Extensions. Each Tranche 2 Lender acknowledges that to the extent provided under the terms of any Tranche 2 Letter of Credit, the expiration date of such Tranche 2 Letter of Credit will be automatically extended for an additional year, without written amendment, unless at least 30 days prior to the expiration date of such Tranche 2 Letter of Credit, a Notice of Non-Extension is given by the Issuing Agent to the beneficiary of such Tranche 2 Letter of Credit in accordance with the terms of the respective Tranche 2 Letter of Credit that the expiration date of such Tranche 2 Letter of Credit will not be extended beyond its current expiration date. The Issuing Agent or the relevant Issuing Lender, as the case may be, will give a Notice of Non-Extension as to any outstanding Tranche 2 Letter of Credit if requested to do so by the Required Lenders pursuant to Section 9. The Issuing Agent or the relevant Issuing Lender, as the case may be, will give a Notice of Non-Extension as to each outstanding Tranche 2 Letter of Credit if the Commitment Expiration Date has occurred. The Issuing Agent or the relevant Issuing Lender, as the case may be, will send a copy of each Notice of Non-Extension to the respective Designated Subsidiary Borrower concurrently with delivery thereof to the respective beneficiary, unless prohibited by law from doing so.

2B.06 Changes to Stated Amount. Subject to the terms and conditions hereof, at any time when any Tranche 2 Letter of Credit is outstanding, at the request of the respective Designated Subsidiary Borrower, the Issuing Agent or the relevant Issuing Lender, as the case may be, will enter into an amendment increasing or reducing the Stated Amount of such Tranche 2 Letter of Credit, provided that (i) in no event shall the Stated Amount of any Tranche 2 Letter of Credit be increased to an amount which, when added to (x) the Tranche 2 Letter of Credit Outstandings (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) at such time and (y) the aggregate principal amount of all Tranche 2 Revolving Loans then outstanding, would exceed an amount equal to the Total Tranche 2 Commitment at such time, (ii) in no event shall the Stated Amount of any Tranche 2 Letter of Credit issued for the account of any Designated Subsidiary Borrower be increased to an amount which, when added to (x) the Tranche 2 Letter of Credit Outstandings (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) applicable to such Borrower at such time and (y) the aggregate principal amount of all Tranche 2 Revolving Loans incurred by such Borrower and then outstanding, would exceed an amount equal to such Borrower’s Borrowing Base at such time, (iii) the Stated Amount of a Tranche 2 Letter of Credit may not be increased at any time if the conditions precedent set forth in Section 5.02 are not satisfied at such time, (iv) the Stated Amount of a Tranche 2 Letter of Credit may not be increased at any time after the date which is 30 days prior to the Commitment Expiration Date, (v) in no event shall the Stated Amount of any Tranche 2 Letter of Credit denominated in an Optional Currency issued for the account of any Designated Subsidiary Borrower be increased to an amount which, when added to (x) the aggregate Stated Amount of all Tranche 2 Letters of Credit denominated in Optional Currencies (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) at such time and (y) the Tranche 1 Letters of Credit denominated in Optional Currencies (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) at such time, would exceed the Aggregate Multicurrency Letter of Credit Limit; and (vi) in no event shall the Stated Amount of any Tranche 2 Fronted Letter of Credit issued for the account of any Designated Subsidiary Borrower be increased to an amount which, when added to (x) the aggregate Stated Amount of all Tranche 2 Fronted Letters of Credit (exclusive of Tranche 2 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) outstanding at such time and (y) Tranche 1 Fronted Letters of Credit (exclusive of Tranche 1 Unpaid Drawings which are repaid on the date of and prior to the issuance of the respective Tranche 2 Letter of Credit) outstanding at such time, would exceed the Fronted Letter of Credit Limit.

2B.07 Representations and Warranties of Tranche 2 Lenders. Each Tranche 2 Lender represents and warrants that each Tranche 2 Non-Fronted Letter of Credit constitutes a legal, valid and binding obligation of such Tranche 2 Lender enforceable in accordance with its terms and each Issuing Lender represents and warrants that each Tranche 2 Fronted Letter of Credit constitutes a legal, valid and binding obligation of such Issuing Lender enforceable in accordance with its terms.

2B.08 Existing Tranche 2 Letters of Credit. (a) Each letter of credit issued under the Existing Credit Agreement or otherwise and outstanding immediately prior to the Effective Date and which is intended to be a Tranche 2 Letter of Credit hereunder is listed in Part B of Annex VIII (each such letter of credit, an “Existing Tranche 2 Letter of Credit”). Each Existing Tranche 2 Letter of Credit shall be deemed to be a Tranche 2 Letter of Credit hereunder. As soon as possible following the Effective Date, each Existing Tranche 2 Letter of Credit shall be amended to replace each Original Lender on such Existing Tranche 2 Letter of Credit with each Tranche 2 Lender party to this Agreement on the Effective Date in accordance with each such Tranche 2 Lender’s Tranche 2 Percentage. Until an Existing Tranche 2 Letter of Credit has been amended in accordance with this Section 2B.08, each Original Lender shall be deemed to have sold and transferred to each Tranche 2 Lender and each such Tranche 2 Lender (each, a “Tranche 2 Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Original Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche 2 Participant’s Tranche 2 Percentage in such Existing Tranche 2 Letter of Credit, each substitute Existing Tranche 2 Letter of Credit, each drawing made thereunder, the obligations of any Borrower under this Agreement with respect thereto and any security therefore or guaranty pertaining thereto. Upon any change in the Tranche 2 Commitments of the Tranche 2 Lenders pursuant to Section 1.13 or 12.04(b), it is hereby agreed that, with respect to all outstanding Existing Tranche 2 Letters of Credit and Unpaid Drawings with respect thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2B.08 to reflect the new Tranche 2 Percentages of the assigning and assignee Tranche 2 Lender.

(b) In determining whether to pay under any Existing Tranche 2 Letter of Credit, no Original Lender shall have any obligation relative to the Tranche 2 Participants other than to determine that any documents required to be delivered under such Existing Tranche 2 Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Existing Tranche 2 Letter of Credit, which obligation, it is understood, is being performed by the Issuing Agent, and upon whom each Original Lender shall be entitled to rely. Any action taken or omitted to be taken by any Original Lender under or in connection with any Existing Tranche 2 Letter of Credit issued by it shall not create for such Original Lender any resulting liability to any Borrower, any Tranche 2 Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that any Original Lender makes any payment under any Existing Tranche 2 Letter of Credit issued by it and the respective Borrower shall not have reimbursed such amount in full to each Original Lender pursuant to Section 2B.03(a), such Original Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Tranche 2 Participant of such failure, and each such Tranche 2 Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Original Lender, the amount of such Tranche 2 Participant’s Tranche 2 Percentage of such payment in Dollars and in same day funds. If the Administrative Agent so notifies any Tranche 2 Participant required to fund a payment under an Existing Tranche 2 Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Tranche 2 Participant shall make available to the Administrative Agent at the Payment Office for the account of the respective Original Lender such Tranche 2 Participant’s Tranche 2 Percentage of the amount of such payment on such Business Day in same day funds (and, to the extent such notice is given after 11:00 A.M. (New York time) on any Business Day, such Tranche 2 Participant shall make such payment on the immediately following Business Day). If and to the extent such Tranche 2 Participant shall not make its Tranche 2 Percentage of the amount of such payment available to the Administrative Agent for the account of the respective Original Lender on the same Business Day, such Tranche 2 Participant agrees to pay to the Administrative Agent for the account of such Original Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Original Lender at the overnight Federal Funds Rate for the first three days from the date when due and at the interest rate applicable to Tranche 2 Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Tranche 2 Participant to make available to the Administrative Agent for the account of the respective Original Lender its Tranche 2 Percentage of any payment under any Existing Tranche 2 Letter of Credit issued by it shall not relieve any other Tranche 2 Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Original Lender its Tranche 2 Percentage of any payment under any such Tranche 2 Letter of Credit on the date required, as specified above, but no Tranche 2 Participant shall be responsible for the failure of any other Tranche 2 Participant to make available to the Administrative Agent for the account of such Original Lender such other Tranche 2 Participant’s Tranche 2 Percentage of any such payment.

(d) Whenever any Original Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Original Lender any payments from the Tranche 2 Participants pursuant to Section 2B.08(c), such Original Lender shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Tranche 2 Participant which has paid its Tranche 2 Percentage thereof, in Dollars and in same day funds, an amount equal to such Tranche 2 Participant’s Tranche 2 Percentage thereof.

(e) The obligations of the Tranche 2 Participants to make payments to the Administrative Agent for the account of the respective Original Lender with respect to Existing Tranche 2 Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right which the Parent Borrower or any of its Subsidiaries may have at any time against a beneficiary named in an Existing Tranche 2 Letter of Credit, any transferee of any Existing Tranche 2 Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Original Lender, or other Person, whether in connection with this Agreement, any Existing Tranche 2 Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Parent Borrower or any of its Subsidiaries and the beneficiary named in any such Existing Tranche 2 Letter of Credit);

(iii) any draft, certificate or other document presented under the Existing Tranche 2 Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

2B.09 Tranche 2 Fronted Letter of Credit Participations. In the case of Tranche 2 Fronted Letters of Credit:

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each Lender participating in a Tranche 2 Fronted Letter of Credit (the “Tranche 2 Fronted Letter of Credit Participants”), and each such Tranche 2 Fronted Letter of Credit Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Tranche 2 Fronted Letter of Credit Participant’s Tranche 2 Percentage in such Tranche 2 Fronted Letter of Credit, each drawing made thereunder, the obligations of any Borrower under this Agreement with respect thereto and any security therefore or guaranty pertaining thereto. Upon any change in the Tranche 2 Commitments of the Tranche 2 Lenders pursuant to Section 1.13 or 12.04(b), it is hereby agreed that, with respect to all outstanding Tranche 2 Fronted Letters of Credit and Unpaid Drawings with respect thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2A.09 to reflect the new Tranche 2 Percentages of the assigning and assignee Tranche 2 Lender.

(b) In determining whether to pay under any Tranche 2 Fronted Letter of Credit, no Issuing Lender shall have any obligation relative to the Tranche 2 Fronted Letter of Credit Participants other than to determine that any documents required to be delivered under such Tranche 2 Fronted Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Tranche 2 Fronted Letter of Credit. Any action taken or omitted to be taken by any Issuing Lender under or in connection with any Tranche 2 Fronted Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to any Borrower, any Tranche 2 Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that any Issuing Lender makes any payment under any Tranche 2 Fronted Letter of Credit issued by it and the respective Borrower shall not have reimbursed such amount in full to such Issuing Lender as and when required pursuant to Section 2A.03(a), such Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Tranche 2 Fronted Letter of Credit Participant of such failure, and each such Tranche 2 Fronted Letter of Credit Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Lender, the amount of such Tranche 2 Fronted Letter of Credit Participant’s Tranche 2 Percentage of such payment in such currency denominated in such Tranche 2 Fronted Letter of Credit and in same day funds. If the Administrative Agent so notifies any Tranche 2 Fronted Letter of Credit Participant required to fund a payment under a Tranche 2 Fronted Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Tranche 2 Fronted Letter of Credit Participant shall make available to the Administrative Agent at the Payment Office for the account of the respective Issuing Lender such Tranche 2 Fronted Letter of Credit Participant’s Tranche 2 Percentage of the amount of such payment on such Business Day (or, in the case of an amount payable in an Optional Currency, the next Business Day or such later day as would be customary for interbank payments in such Optional Currency) in same day funds (and, to the extent such notice is given after 11:00 A.M. (New York time) on any Business Day, such Tranche 2 Fronted Letter of Credit Participant shall make such payment on the immediately following Business Day (or, in the case of an amount payable in an Optional Currency, the next Business Day or such later day as would be customary for interbank payments in such Optional Currency)). If and to the extent such Tranche 2 Fronted Letter of Credit Participant shall not make its Tranche 2 Percentage of the amount of such payment available to the Administrative Agent for the account of the respective Issuing Lender on the same Business Day, such Tranche 2 Fronted Letter of Credit Participant agrees to pay to the Administrative Agent for the account of such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Lender at the overnight Federal Funds Rate for the first three days from the date when due and at the interest rate applicable to Tranche 2 Revolving Loans that are maintained as Base Rate Loans for each day thereafter (or, in the case of an amount in a currency other than Dollars, the customary rate for the settlement of interbank obligations in such currency plus, after such three days, the Applicable Margin for Eurodollar Loans). The failure of any Tranche 2 Fronted Letter of Credit Participant to make available to the Administrative Agent for the account of the respective Issuing Lender its Tranche 2 Percentage of any payment under any Tranche 2 Fronted Letter of Credit issued by it shall not relieve any other Tranche 2 Fronted Letter of Credit Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its Tranche 2 Percentage of any payment under any such Tranche 2 Fronted Letter of Credit on the date required, as specified above, but no Tranche 2 Fronted

Letter of Credit Participant shall be responsible for the failure of any other Tranche 2 Fronted Letter of Credit Participant to make available to the Administrative Agent for the account of such Issuing Lender such other Tranche 2 Fronted Letter of Credit Participant’s Tranche 2 Percentage of any such payment.

(d) Whenever any Issuing Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Issuing Lender any payments from the Tranche 2 Fronted Letter of Credit Participants pursuant to Section 2B.09(c), such Issuing Lender shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Tranche 2 Fronted Letter of Credit Participant which has paid its Tranche 2 Percentage thereof, in the same currency as such payment and in same day funds, an amount equal to such Tranche 2 Fronted Letter of Credit Participant’s Tranche 2 Percentage thereof.

(e) The obligations of the Tranche 2 Participants to make payments to the Administrative Agent for the account of the respective Issuing Lender with respect to Tranche 2 Fronted Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right which the Parent Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Tranche 2 Fronted Letter of Credit, any transferee of any Tranche 2 Fronted Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Lender, or other Person, whether in connection with this Agreement, any Tranche 2 Fronted Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Parent Borrower or any of its Subsidiaries and the beneficiary named in any such Tranche 2 Fronted Letter of Credit);

(iii) any draft, certificate or other document presented under the Tranche 2 Fronted Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

Annex B

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Annex C

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Annex D

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Annex E

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